Exhibit 10.5

ALEX YEMENIDJIAN

CHAIRMAN OF THE BOARD

CHIEF EXECUTIVE OFFICER

December 4, 2009

Mr. Thomas McCartney

9712 Amber Peak Court

Las Vegas, NV 89144

Dear Tom:

I am very excited you have accepted our offer to take on the leadership role for Tropicana Las Vegas. I am confident this will be a mutually rewarding relationship.

This letter confirms my verbal offer to serve as President of Tropicana Las Vegas, reporting directly to me.

Your base salary will be $400,000 annually, to be paid in bi-weekly installments of $15,384.61 starting with the first full pay period in January, and subject to deductions for taxes and other withholdings required by law. You will have immediate eligibility for our health insurance benefits as well as the ability to begin contributing to our 401(k) plan on day 1. You will also be receiving an additional bonus in the amount of $100,000, less applicable deductions for taxes and other withholdings required by law, payable after successful completion of one year of employment, or earlier at owner’s discretion. Additionally, you will be eligible for our bonus plan (not yet developed) and additional benefits currently offered or that may be offered in the future. Additionally, the amount of $23,076 will be added to your total bonus eligibility amount the first year the annualized bonus plan is effective.

This offer is effective Friday December 4, 2009. Our standard terms for such offer of employment (i.e. mandatory drug testing and background checks) are applicable and nothing contained in this letter shall amend or modify our standard employment agreement terms and conditions. Tropicana Las Vegas Inc. does not offer an employment contract; therefore this letter should not be construed as a contract.

We sincerely look forward to you joining our team. In the meantime, please do not hesitate to contact me if you have any questions.

Warmest regards,

/s/ Alex Yemenidjian
Alex Yemenidjian
Chairman of the Board / Chief Executive Officer

ACCEPTED AND AGREED TO this 20 Day of December, 2009

/s/ Thomas McCartney

3801 Las Vegas Boulevard South • Las Vegas, Nevada 89109  •  tropicanalv.com  •  702.739.2700  •  alexy@tropicanalv.com